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                                                                    Exhibit 4(b)


                             REIMBURSEMENT AGREEMENT

      THIS REIMBURSEMENT AGREEMENT is dated as of March 1, 1993 ("this Agreement") between LESCO, INC. (the "Company"), a corporation established and existing under the laws of the State of Ohio, and PITTSBURGH NATIONAL BANK, a national banking association (the "Bank").

                              PRELIMINARY STATEMENT

      The County of Belmont, Ohio (the "Issuer") has entered into an Indenture of Trust dated as of January 1, 1988 (the "Indenture") with The Bank of New York, formerly Irving Trust Company, as trustee (the "Trustee"), for the purpose of issuing $5,875,000 in aggregate principal amount of its Industrial Development Revenue Bonds (Lesco, Inc. Project) (the "Bonds"). The Issuer and the Company have entered into a Loan Agreement dated as of January 1, 1988 (the "Loan Agreement") pursuant to which the Issuer has loaned the net proceeds from the issuance of the Bonds to the Company to enable the Company to finance the cost of acquisition, construction and rehabilitation of a manufacturing facility and the acquisition of certain machinery and equipment.

      In order that the Bonds may have been marketed at an interest rate lower than that available based solely on the credit of the Company and to provide funds for the payment of principal of, premium on and interest on the Bonds and the purchase of Bonds at the demand of the holders thereof at the times and in accordance with the conditions provided in the Indenture, Irving Trust Company, the predecessor to The Bank of New York ("BONY"), issued an irrevocable letter of credit in the original amount of $6,230,720.00 to the Trustee and for the account of the Company (the "Original Letter of Credit").

      The Obligations of the Company under this Agreement shall be secured by a first-priority pledge of and security interest in Pledged Bonds and Funds Collateral and in a Mortgage dated as of January 1, 1988 (as amended or supplemented from time to time, the "Mortgage") between the Company, the Bank (as assignee of BONY) and the Trustee, wherein the Company has granted a first-priority Lien on and security interest in the Mortgaged Property of the Project.

      The first-priority Lien and security interest of the Bank under the Mortgage shall be shared co-equally with the Trustee. The obligations of the Company to the Director of Development of the State of Ohio under the Credit Agreement (as defined herein) shall also be secured under the Mortgage by a first-priority Lien and security interest on the Project in accordance with the terms and conditions of the Mortgage.



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      The Company has requested that the Bank issue its letter of credit in the form attached hereto as Schedule I (such letter of credit as the same may be duly amended or supplemented from time to time, and any letter of credit issued in connection with the transfer of such letter of credit as so amended and supplemented, being hereinafter referred to as the "Letter of Credit") in substitution for and replacement of the Original Letter of Credit, and the Bank has agreed to issue the Letter of Credit, but only upon the terms and conditions set forth herein.

      In consideration of the foregoing and in order to induce the Bank to issue the Letter of Credit, the Company and the Bank hereby agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINED TERMS

      SECTION 1.01 Definitions. As used in this Agreement, the following terms shall have the following meanings unless specifically stated otherwise (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

      "A Drawing" means a drawing under the Letter of Credit by presentation of a certificate in the form of Exhibit A thereto to pay principal on the Bonds.

      "Affiliate" means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person.

      "Agreement Date" means the date as of which this Agreement is dated.

      "Applicable Law" means all applicable provisions of all constitutions; statutes, rules, regulations and orders of all governmental and non-governmental bodies, all Governmental Approvals and all orders, judgments and decrees of all courts and arbitrators.

      "B Drawing" means a drawing under the Letter of Credit by presentation of a certificate in the form of Exhibit B thereto to pay purchase price, or a portion of purchase price, corresponding to the principal amount of Bonds delivered for purchase pursuant to the Indenture.

      "Bank" means Pittsburgh National Bank, a national banking association, and its successors and assigns, in its capacity as the issuer of the Letter of Credit.


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
      "Bond Fund" has the meaning assigned to that term in the Indenture.

      "Bonds" has the meaning assigned to that term in the preliminary statement hereto.

      "Bond Purchase Agreement" means the Bond Purchase Agreement with respect to the Bonds dated January 28, 1988 among the Issuer, the Company and the Initial Purchaser (as defined therein) of the Bonds, as amended from time to time.

      "Business Day" means a day on which banks located in the city in which the principal corporate trust office of the Trustee is located and banks in New York, New York and Pittsburgh, Pennsylvania are not required or authorized by law or executive order to remain closed and on which the New York Stock Exchange is not closed.

      "C Drawing" means a drawing under the Letter of Credit by presentation of a certificate in the form of Exhibit C thereto to pay interest due and payable on Bonds.

      "Capitalized Lease Obligation" means Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with generally accepted accounting principles and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with such principles.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Company" means Lesco, Inc., an Ohio corporation, and its successors and assigns.

      "Consolidated" refers to the consolidation in accordance with generally accepted accounting principles of the accounts of a Person and those Subsidiaries of such Person that are consolidated in accordance with generally accepted accounting principles.

      "Credit Agreement" means the loan agreement dated January 28, 1988 between the Director of Development of the State of Ohio and the Company, as amended from time to time.

      "Current Assets" means the aggregate amount on any date, as shown on a consolidated balance sheet as of such date prepared in accordance with generally accepted accounting principles, of total current assets.

      "Current Debt" means current maturities of Long Term Debt and Capitalized Lease obligations.

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      "Current Liabilities" means the aggregate amount on any date, as shown on a consolidated balance sheet as of such date prepared in accordance with generally accepted accounting principles, of total current liabilities.

      "Current Ratio" means the ratio of Current Assets to Current Liabilities.

      "D Drawing" means a drawing under the Letter of Credit by a certificate in the form of Exhibit D thereto to pay a portion of purchase price corresponding to accrued interest on Bonds delivered for purchase pursuant to the Indenture.

      "Date of Issuance" means the date of issuance of the Letter of Credit.

      "Debt" of any Person means at any time, without duplication, (i) indebtedness for borrowed money or for the deferred purchase price of property or services, (ii) Capitalized Lease Obligations and (iii) liabilities in respect of Unfunded Vested Accrued Benefits under Plans; provided that the term "Debt" shall exclude trade payables incurred in the ordinary course of business.

      "Default" means any event which with the passage of time or giving of notice or both would constitute an Event of Default.

      "EBIT" means, as applied to any Person for any period, the aggregate amount of Net Income, interest expense and tax expenses, as determined in accordance with generally accepted accounting principles.

      "E Drawing" means a drawing under the Letter of Credit of a certificate in the form of Exhibit E thereto to pay the premium payable on the Bonds as a result of an Event of Taxability as provided in the Indenture.

      "Environmental Laws" means all provisions of laws, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by any governmental authority concerning health, safety and protection of, or regulation of the discharge of substances into the environment.

      "ERISA" means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

      "Event of Default" has the meaning assigned to that term in Section 10.01 hereof.

      "Event of Taxability" has the meaning assigned to that term in the Indenture.

      "Funded Indebtedness" means Indebtedness (as defined herein) which matures or which (including each renewal or extension, if any, in whole or in part) remains unpaid for more than twelve months after the date originally incurred, it being understood that in the case of any Indebtedness payable in installments, those payments maturing within 12 months after the date of determination shall be considered Current Debt.

      "Funds Collateral" means all the rights of the Company to receive any remaining moneys held by the Trustee under the Indenture in trust for the Bondholders and the Bank, including moneys on deposit in the Bond Fund and Project Fund at such time following the making of, or provision for, payment of the principal, premium, if any, and interest on the Bonds as such moneys become due and payable to the Company pursuant to the express terms of the Indenture or the Company otherwise has or acquires rights therein, including but not limited to, in each case, any and all certificates or other instruments held pursuant to the Indenture, and the proceeds thereof and replacements all substitutions therefor.

      "Governmental Approval" means any authorization, consent, approval, license or exemption of, registration, or filing with, or report to, any governmental or regulatory unit.

      "Guaranty" means to guaranty, directly or indirectly, through an agreement
(i) to pay or purchase Debt of another person or to advance or supply funds for the payment or purchase of such Debt, or (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, or (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether or not such property is received or such services are rendered), or (iv) otherwise to assure a creditor against loss.

      "Guaranteed Debt" of any Person means all Debt of the kind referred to in clauses (i) and (ii) of the definition of "Debt" which is Guaranteed directly or indirectly in any manner by such Person.

      "Indebtedness" as applied to any Person means, without duplication, (a) all items (including capitalized Lease Obligations but excluding items of capital stock or of surplus or of general contingency or deferred tax reserves) which in accordance with generally accepted accounting principles would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date as of which Indebtedness is to be determined, (b) all obligations (including, during the non-cancellable term of any lease in the nature of a title retention agreement, all future payment obligations under such lease discounted to their present value in accordance with generally accepted accounting principles) secured by any Lien to which any property or asset owned or held by such Person is subject, whether or not the obligation secured thereby shall have been assumed, and (c) all obligations of other Persons which such Person has Guaranteed, including but not limited to all obligations of such Person consisting of recourse liability with respect to accounts receivable sold or otherwise disposed of by such Person.

      "Indenture" has the meaning assigned to that term in the preliminary statement hereof.

      "Intercompany Indebtedness" means Indebtedness of the Company or any of its Consolidated Subsidiaries that is payable to the Company or any such Subsidiary.

      "Issuer" has the meaning assigned to that term in the preliminary statement hereof.

      "Letter of Credit" has the meaning assigned to that term in the preliminary statement hereof.

      "Letter of Credit Commitment" means the lesser of (i) $6,230,720.00 and
(ii) the aggregate amount available for drawing under the Letter of Credit.

      "Liability", as applied to any Person, means an obligation or liability, whether arising under contract, Applicable Law or otherwise, in each case to the extent such obligation or liability does not otherwise constitute Debt of such Person.

      "Lien", as applied to the property or assets (or the income or profits therefrom) of any Person means (in each case, whether the same is consensual or nonconsensual or arises by contract, operation of law, legal process or otherwise): (a) any mortgage, lien, pledge, attachment, charge, conditional sale or other title retention agreement, or other security interest or encumbrance of any kind in respect of any property of such Person, or upon the income or profits therefrom; and (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting or making available the same to the payment of Debt or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person.

      "Loan Agreement" has the meaning assigned to that term in the preliminary statement hereof.

      "Long Term Debt" means the aggregate amount of all Debt with an original term or maturity, or renewable at the option of the borrower for a period from the date originally incurred, of more than one year.

business prospects, and with respect to a group of Persons as a whole a materially adverse effect upon such Person's business, assets, liabilities, financial conditions, results of operations or business prospects taken as a whole and (b) with respect to any agreement or obligation, a materially adverse effect upon the binding nature, validity or enforceability of such agreement or obligation.

      "Mortgage" means the Open-End Shared Mortgage and Security Agreement dated as of January 1, 1988 from the Company to the Trustee, the Bank (as assignee of BONY) and the Director of Development of the State of Ohio, as amended from time to time.

      "Mortgaged Property" has the meaning assigned to that term in the Mortgage.

      "Multiemployer Plan" has the meaning set forth in Section 4001(a)(3) of ERISA.

      "Net Income" means, as applied to any Person for any period, the aggregate amount of net income of such Person for such period as determined in accordance with generally accepted accounting principles.

      "Net Worth" means shareholders' equity as determined by the sum of all net contributed capital accounts plus net unearned capital accounts plus net retained earnings.

      "Obligations" means all obligations and all liabilities of the Company to the Bank under this Agreement and the Related Documents, including, but not limited to, its obligations to make the payments required by Section 2.01 hereof.

      "PBGC" means the Pension Benefit Guaranty Corporation or any successor.

      "Patents" means patents, patent rights or licenses, trademarks, trademark rights, trade names, trade name rights, copyrights and any other right with respect to the foregoing.

      "Paying Agent" has the meaning ascribed to that term in the Indenture.

      "Payment Date" means the last Business Day of each March, June, September and December.

      "Permitted Guaranty" means a Guaranty that is an endorsement of a negotiable instrument for collection in the ordinary course of business.

      "Permitted Lien" means: (a) a Lien securing a tax, assessment or other governmental charge or levy (excluding any Lien arising under any of the provisions of ERISA) or the claim of a materialman, mechanic, carrier, warehouseman or landlord for labor, materials, supplies or rentals incurred in the ordinary course of business, but only if payment thereof shall not at the time be required to be made in accordance with Section 7.01 (a)(v) and foreclosure, distraint, sale or other similar proceedings shall not have been commenced; (b) a Lien on the properties and assets of a Subsidiary of the Company securing Debt owing to the Company; (c) a Lien consisting of a deposit or pledge made, in the ordinary course of business, in connection with, or to secure payment of, obligations under worker's compensation, unemployment insurance or similar legislation; (d) a Lien constituting an encumbrance in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property and landlord's and lessor's liens under leases on the premises rented, which does not materially detract from the value of such property or impair the use thereof in the business of the Company or any Subsidiary of the Company; (e) a Lien constituting a lease or sublease granted by the Company or any Subsidiary of the Company to others in the ordinary course of business; (f) a Lien (including deposits) incurred in the ordinary course of business to secure bids or tenders or the performance of statutory obligations, leases, contracts, surety and appeal bonds, performance bonds and other obligations of a like nature; (g) a Lien existing on (i) property of any Person at the time such Person becomes a Consolidated Subsidiary of the Company or (ii) any asset prior to the acquisition thereof by the Company or a Consolidated Subsidiary of the Company, but only, in the case of either (i) or (ii), if such Lien was not created in contemplation thereof and so long as the obligation secured by such Lien is not in default and such Lien is and will remain confined to the property subject to it at the time such Person becomes a Consolidated Subsidiary of the Company or such property is acquired and to fixed improvements thereafter erected on such property; (h) a Lien in existence on the Date of Issuance to the extent set forth on Schedule 1.01(a) hereto, but only, in the case of each such Lien, to the extent it secures Existing Debt; (i) a Lien securing Purchase Money Debt but only if, in the case of each such Lien: (i) such Lien shall at all times be confined solely to the asset the purchase price of which was financed through the incurrence of the Purchase Money Debt secured by such Lien and to fixed improvements then or thereafter erected on such asset;
(ii) such Lien attached to such asset within 30 days of the acquisition of such property; and (iii) the aggregate principal amount of Purchase Money Debt secured by such Lien at no time exceeds an amount equal to 75% of the lesser of
(A) the cost (including the principal amount of such Debt, whether or not assumed) to the Company or a Consolidated Subsidiary of the Company of the asset subject to such Lien and (B) the fair value of such asset at the time of such acquisition; (j) a Lien constituting a renewal, extension or replacement of a Lien constituting a

Permitted Lien by virtue of clause (f), (g) or (h) of this definition, but only, in the case of each such renewal, extension or replacement Lien, to the extent that the principal amount of indebtedness secured by such Lien does not exceed the principal amount of such indebtedness so secured at the time of the extension, renewal or replacement, and that such renewal, extension or replacement Lien is limited to all or a part of the property that secured the Lien extended, renewed or replaced and to fixed improvements then or thereafter erected on such property; and (k) a Lien arising pursuant to an order of attachment, distraint or similar legal process arising in connection with legal proceedings, but only if and so long as the execution or other enforcement thereof is not unstayed for more than 20 days. For this purpose "Existing Debt" means Debt issued and outstanding on the Date of Issuance, to the extent set forth on Schedule 1.01(b) hereto.

      "Person" means an individual, corporation, partnership, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

      "Plan" means a pension plan providing benefits for employees of the Company.

      "Pledged Bonds" means any Bonds which, at the time of the determination thereof, shall be held by the Bank under the terms of Section 3.01 hereof.

      "Prime Rate" means the rate of interest publicly announced by the Bank from time to time as its "prime rate."

      "Prohibited Transaction" means a transaction which is prohibited under
Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA.

      "Project" has the meaning assigned to that term in the Loan Agreement.

      "Project Fund" has the meaning assigned to that term in the Indenture.

      "Project Site" has the meaning assigned to that term under the Mortgage.

      "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

      "Purchase Money Debt" means Debt of the Company or any Consolidated Subsidiary of the Company which, within 30 days of such purchase, is incurred to finance part or all of (but not more than) the purchase price of a tangible asset in which neither the Company nor any Subsidiary had at any time prior to such purchase but not any of the foregoing that results on any increase in the principal amount thereof or interest rate thereon, except for an increase in interest rate upon the occasion of any such renewal, extension or refunding that is commercially reasonable at such time.

      "Related Documents" means the Indenture, the Bond Purchase Agreement, the Remarketing Agreement, the Mortgage, as amended, the Letter of Credit, the Credit Agreement, the Loan Agreement, the Bonds and any other agreement or instrument relating thereto and to the transactions contemplated thereby.

      "Remarketing Agent" means the remarketing agent, at the time serving as such in its capacity as Remarketing or Placement Agent under the Indenture.

      "Remarketing Agreement" means the Remarketing Agreement dated as of March 1, 1993 between the Company and PNC Securities Corp, as amended from time to time.

      "Reportable Event" has the meaning set forth in Section 4043(b) of ERISA (other than a "Reportable Event" as to which the provision for 30 days' notice to the PBGC is waived under applicable regulations).

      "Restricted Payment" means, with respect to any Person, (a) any dividend or other distribution on any shares of such Person's capital stock (other than dividends payable solely in shares of its capital stock) and (b) any acquisition of any shares of such Person's capital stock (except shares acquired solely upon the conversion thereof into other shares of its capital stock).

      "Revolving Credit" means the principal amounts available under (1) a certain agreement date March 31, 1992 between the Company and National City Bank, a banking corporation organized and existing under the laws of the United States of America, as Agent and the banks named therein, involving the extension of revolving credit up to the amount of $45,000,000, as amended, and (2) any successor agreement between the Company and National City Bank or any other lending or financial institution.

      "Revolving Loans" mean any principal amounts drawn under the Revolving Credit.

      "Single Employer Plan" means any Plan which is not a Multiemployer Plan.

      "Subsidiary" means, with respect to any Person, any corporation, voluntary association, joint stock company, voting trust or similar organization of which such Person owns directly or indirectly more than 50% of the shares of stock having general voting power under ordinary circumstances to elect a majority of indirectly more than 50% of the shares of stock having general voting power under ordinary circumstances to, elect a majority of the board of directors, managers, trustees or others performing similar functions.

      "Subordinated" means, as applied to the Indebtedness of the Company, Indebtedness subordinated (by written instrument) in favor of the prior payment in full of the Company's Indebtedness to the Bank.

      "Tax" means any Federal, State or foreign tax, assessment or other governmental charge or levy upon a Person or upon its assets, revenues, income or profits.

      "Termination Date" means the last day a drawing is available under the Letter of Credit.

      "Termination Event" means (i) a Reportable Event, (ii) the termination of a Single Employer Plan, or the treatment of a Single Employer Plan amendment as a termination of such Plan under Section 4041 of ERISA, or the filing of a notice of intent to terminate a Single Employer Plan, (iii) the institution of proceedings to terminate a Single Employer Plan by the PBGC under Section 4042 of ERISA, or (iv) the appointment of a trustee to administer any Single Employer Plan.

      "Total Liabilities" means, with respect to any Person, all items, except items of capital stock or of surplus or of general contingency or deferred tax reserves, which in accordance with generally accepted accounting principles would be included in determining total liabilities as shown on the liabilities side of a balance sheet of such Person as at the date as of which total liabilities is to be determined.

      "Trustee" means Bank of New York, successor to Irving Trust Company, a New York banking corporation, and its successors and assigns as trustee under the Indenture.

      "Unfunded Vested Accrued Benefits" means with respect to any Plan at any time, the amount (if any) by which (i) the present value of all vested nonforfeitable benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan.

      "Working Capital" means the excess of net book value of Current Assets over Current Liabilities.

      SECTION 1.02 Accountinq Matters. Unless otherwise defined herein or in the Related Documents all accounting terms used herein and in the Related Documents, are used with the meanings ascribed to such terms in accordance with generally accepted accounting principles. All computations utilized by the Company in complying with any covenant contained herein shall, unless there is an express direction to the contrary, be computed on a basis consistent with that used in the preparation of the financial statements referred to in Section 6.01(h) applying generally accepted accounting principles.

                                   ARTICLE II

               LETTER OF CREDIT REIMBURSEMENT AND OTHER PAYMENTS

      SECTION 2.01 Letter of Credit Reimbursement. (a) Payments. The Company hereby agrees to pay to the Bank:

            (i) not later than 3:00 p.m. (Pittsburgh time) on each date that any amount is drawn under the Letter of Credit pursuant to any A Drawing, C Drawing, D Drawing or E Drawing, an amount equal to the amount of such drawing;

            (ii) on the earlier of the Termination Date and the 180th day following each date that any amount is drawn under the Letter of Credit pursuant to any B Drawing, an amount (and interest on such amount as provided in clause
(v) below) equal to the amount of such drawing less the amount of any prepayment pursuant to Section 2.01 (e); provided, however, that if on the date of any such drawing an Event of Default has occurred and is continuing, such amount shall be due and payable on the date of such drawing;

            (iii) upon each transfer of the Letter of Credit in accordance with its terms, such amount (and interest on such amount as provided in clause (v) below) as shall at the time of any transfer then be the charge which the Bank is customarily making for transfers of similar letters of credit;

            (iv) on each date of each A Drawing or B Drawing, a drawing fee of $50.00 and on each date of any C Drawing or D Drawing, a drawing fee of $75.00;

            (v) subject to the crediting procedure set forth in paragraph (f) of this Section 2.01, interest on the amount of each unreimbursed drawing under clause (ii) above from the date of drawing of such amount until payment (including prepayment) in full thereof, payable quarterly in arrears on each Payment Date and at any time an unreimbursed drawing is prepaid pursuant to subsection (e) of Section 2.01 hereof at a fluctuating interest rate per annum (computed on the basis of a year of 360 days and the actual number of days elapsed) equal to the Prime Rate (adjusted automatically as of the opening of business on the effective day of each change in the Prime Rate) , provided that no such interest shall be payable on

            (vi) subject to the crediting procedure set forth in paragraph (f) of this Section 2.01, interest on any and all amounts due and unpaid hereunder from the date such amounts become due until paid in full (after as well as before judgment) , payable on demand, at a fluctuating interest rate per annum- (computed on the basis of a year of 360 days and the actual number of days elapsed equal to the Prime Rate plus 1%

            (vii) on demand any and all reasonable charges and expenses which the Bank may pay or incur relative to the Letter of Credit; and

            (viii) on demand any and all reasonable expenses incurred by the Bank in enforcing any rights under this Agreement.

      (b) Commission. The Company hereby agrees to pay to the Bank a commission with respect to the Letter of Credit, computed from and including the Date of Issuance until the Termination Date, at the rate of one percent (l%) per annum on the daily Letter of Credit Commitment (i) payable first on the Date of Issuance in an amount equal to $5,365.34 and, then, (ii) payable quarterly in advance beginning on March 31, 1993 and on each Payment Date thereafter until the Termination Date and on the Termination Date.

      (c) Immediately Available Funds. All payments by the Company to the Bank hereunder shall be made in lawful currency of the United States and in immediately available funds not later than 3:00 P.M., Pittsburgh time, to the Bank at its office to which at the time notices are required to be sent in accordance with Section 11.02 hereof and shall be made without any set-off, counterclaim or deduction whatsoever.

      (d) Change in Circumstances. If, after the Agreement Date, any change in any law or regulation or in the interpretation, administration or enforcement thereof by any court or administrative or governmental authority charged with the administration thereof or any action by any governmental authority (whether or not constituting or resulting from such change) which shall either (i) impose, modify or deem applicable any reserve, assessment, capital allocation, special deposit or similar requirement against letters of credit issued by the Bank or (ii) impose on the Bank any other condition regarding this Agreement or the Letter of Credit, and the result of any event referred to in clause (i) or
(ii) above shall be to increase the cost to the Bank of issuing or maintaining the Letter of Credit (which increase in cost shall be the result of the Bank's reasonable allocation of the aggregate of such cost increases resulting from such events and shall be calculated without giving effect to any participation granted in the Letter of Credit), then, upon demand by the Bank, the Company shall immediately pay to the Bank from time to time as specified by the Bank, additional amounts which shall be sufficient to compensate the Bank for such increased cost, from the date such the Company shall immediately pay to the Bank from time to time as specified by the Bank, additional amounts which shall be sufficient to compensate the Bank for such increased cost, from the date such change or action is effective, together with interest on each such amount from the date demanded until payment in full thereof at the rate provided in clause (v) of paragraph (a) of this
Section 2.01. A certificate as to such increased cost incurred by the Bank as a result of any event referred to in clause (i) or (ii) of this paragraph submitted by the Bank to the Company shall be conclusive, absent manifest error, as to the amount thereof. With regard to any change in circumstance resulting in an increase in cost for which the Bank shall seek compensation under this
Section 2.01(d), the Bank shall provide the company with notice of such change in circumstance and shall request compensation 60 days prior to the date on which such compensation shall be paid to the Bank by the Company. During the period commencing on the day on which notice is given and ending upon the expiration of 60 days thereafter, the Company shall have the right to replace the Letter of Credit with a separate credit facility without paying to the Bank compensation under this Section 2.01(d). However, if, at the end of the aforementioned 60 day period, the Letter of Credit is still in place to satisfy the obligations of the Company under the Bonds, then the Company shall pay to the Bank the compensation required hereunder, retroactive to the date on which the Bank first sent notice of the change in circumstance for which compensation was requested.

      (e) Prepayment of "B Drawings"

            (i) By the Company. Any amounts from time to time owing to the Bank pursuant to clause (ii) of paragraph (a) of this Section 2.01 above may be prepaid, together with accrued interest to the date of such prepayment, at any time by the Company on one Business Days irrevocable written notice delivered to the Bank stating the principal amount to be prepaid (which shall be $100, 000 or a whole multiple thereof). As a condition to such prepayment, the Bank shall instruct the Trustee to cancel Pledged Bonds in an amount equal to the principal amount of such prepayment; or

            (ii) From Remarketing Proceeds. Any amounts from time to time owing to the Bank pursuant to clause (ii) of paragraph (a) of this Section 2.01 may be prepaid at any time by the Remarketing Agent on behalf of the Company, through the Trustee, on one Business Day's written notice delivered to the Bank stating the principal amount to be prepaid (which shall be $100,000 or a whole multiple thereof). Upon payment to the Bank of the principal amount to be prepaid as stated above, together with the portion of interest accrued thereon to the date of such prepayment in an amount equal to the amount of interest accrued and previously unpaid on the Bonds to the date of such prepayment, the outstanding obligations of the company under clause (ii) of paragraph (a) of this section 2.01 shall be reduced by the amount of such payment, interest shall cease to accrue on the amount paid and the Bank shall (A) release from the pledge and security interest created BY Article III hereof a principal amount of Pledged Bonds held by the Bank or its designated agent equal to the principal amount of such payment, and (B) deliver, or cause its designated agent, if any, to deliver, to the Remarketing Agent a principal amount of Bonds equal to the principal amount of such payment. At the time of such prepayment, the Trustee shall deliver a certificate to the Bank in the form of Exhibit I to the Letter of Credit requesting the reinstatement of the Letter of Credit in an amount equal to the amount of such principal prepayment.

      (f) Interest Credit. The amount of any interest received by the Bank on Pledged Bonds held by it pursuant to Article III hereof shall be credited first to the payment obligation pursuant to clause (vi) of paragraph (a) of this
Section 2.01, second to the interest payment obligation pursuant to clause (v) of paragraph (a) of this Section 2.01, and then to such other obligations of the Company arising pursuant to this Agreement as the Bank may elect.

      SECTION 2.02 Maximum Interest Rate. Nothing contained in this Agreement shall be deemed to establish or require the payment of a rate of interest in excess of the maximum rate permitted by any Applicable Law. In the event that any rate of interest required to be paid under this Agreement exceeds the maximum rate permitted by any such law, such rate shall automatically be reduced to the maximum rate permitted by such law.

                                  ARTICLE III

                                SECURITY INTEREST

      SECTION 3.01 Pledge and Security Interest. The Company hereby pledges, assigns, hypothecates and transfers to the Bank, and grants to the Bank a security interest in, all of the Company's right, title and interest in and to
(i) all Bonds as delivered from time to time to the Remarketing Agent by the holders thereof and not remarketed on the date of delivery thereof with respect to which a "B Drawing" occurs under the Letter of Credit, (ii) the interest thereon and all proceeds thereof, and (iii) the Funds Collateral as collateral security for the prompt and complete payment when payable from time to time by the Company (by acceleration, at stated maturity or otherwise) of all Obligations. The Company has authorized the Trustee to deliver or cause to be delivered to the Bank or its designated agent, and registered in the name of the Bank, as pledgee, all Bonds with respect to which any "B Drawing" occurs under the Letter of Credit.

      SECTION 3.02 Interest ON the Pledged Bonds. If, while the Bank or its designated agent holds Pledged Bonds, the Company shall receive any interest payment in respect of such Pledged Bonds, the Company agrees to accept the same as agent for the Bank and to hold the same in trust on behalf of the Bank and to deliver the same forthwith to the Bank. All sums of money so paid in respect of such Pledged Bonds which are received by the Company and paid to the Bank, or which shall be received directly by the Bank from the Trustee or Paying Agent, shall be credited (as provided in Section 2.01(f)) against the obligation of the Company to pay interest to the Bank under Section 2.O1(a).

      SECTION 3.03 Rights of the Bank. The Bank shall not be liable for failure to collect or realize upon the Obligations or any collateral security or guarantee therefor, or any part thereof, or for any delay in so doing, nor shall it be under any obligation to take any action whatsoever with regard thereto. If an Event of Default has occurred and is continuing, the Bank may thereafter without notice exercise all rights, privileges or options pertaining to any Pledged Bonds or the Funds Collateral as if it were the absolute owner thereof, upon such terms and conditions as it may determine, all without liability except to account to the Company for property actually received by it. In addition to the rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to any of the, Obligations, the Bank or its designated agent shall have the authority to exercise all the rights and remedies of a secured party under the Uniform Commercial Code of the State, of Ohio, the Commonwealth of Pennsylvania or other Applicable Law. The Company shall be liable for the deficiency if the proceeds of any sale or other disposition of the Pledged Bonds are insufficient to pay all amounts to which the Bank is entitled, and for the reasonable fees of any attorneys employed by the Bank to collect such deficiency. The Bank shall have no duty to exercise any of the aforesaid rights, privileges or options and shall not be responsible for any failure to do so or delay in so doing.

      SECTION 3.04 No Disposition of Collateral by Company. Except as contemplated herein, without the prior written consent of the Bank, the Company agrees that at will not sell, assign, transfer, exchange, or otherwise dispose of, or grant all option with respect to the Pledged Bonds nor will it create, incur or permit to exist any pledge, lien, mortgage, hypothecation, security interest, charge, option or any other encumbrance with respect to any of the Pledged Bonds, or any interest therein, or any proceeds thereof, except for the lien and security interest provided for by this Agreement and the Indenture.

      SECTION 3.05 Disposition of Collateral by Bank. The Company further agrees to do or cause to be done all such other reasonable acts and things as may be necessary to make any disposition or sale of any portion or all of the Pledged Bonds permitted by this

Agreement valid and binding and in compliance with any and all Applicable Laws, regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrators or governmental instrumentalities, domestic or foreign, having jurisdiction over any such deposition or sales, all at the Company's expense.

                                   ARTICLE IV

                  AGREEMENT OF THE BANK; CONDITIONS PRECEDENT

      SECTION 4.01 Agreement of the Bank. Subject to the satisfaction of the terms and conditions of Sections 4.02 and 4.03 of this Agreement, the Bank agrees to issue the Letter of Credit.

      SECTION 4.02 Conditions Precedent to Issuance of the Letter of Credit. (a) The Bank shall have received on or before the Date of Issuance the following, each dated such date, in form and substance satisfactory to the Bank:

            (i) certified copies of the articles of incorporation and code of regulations, of the Company as in effect on the Date of Issuance;

            (ii) a copy of the action by of the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the Related Documents certified by the Secretary or an Assistant Secretary of the Company (which certificate shall state that such resolutions are in full force and effect on the Date of Issuance) accompanied by an incumbency certificate certifying the incumbency and signatures of the officers signing this Agreement and all related documents to which the Company is a party on behalf of the Company;

            (iii) a favorable opinion of Patricia Pribisko, General Counsel to the Company, in form and substance satisfactory to the Bank, and as to such matters as the bank may reasonably request;

            (iv) a favorable opinion of Messrs. Arter & Hadden, bond counsel, as to such matters as the Bank may reasonably request;

            (v)a specimen Bond;

            (vi) an executed copy of this Agreement;

            (vii) true and correct copies of each of the other Related
      Documents;

            (viii) true and correct copies of each Governmental Approval, if any, necessary for the Company to execute, deliver and perform this Agreement and the Related Documents;

            (ix) Uniform Commercial Code financing statements shall have been filed and the Mortgage shall have been filed and recorded in such jurisdictions as shall be necessary to grant to the Bank, as assignee of BONY, the Trustee and the Director of Development of the State of Ohio first-priority security interests in and a first-priority Lien on the Project (in accordance with the terms and conditions of the Mortgage) and all existing Liens other than Permitted Encumbrances, as defined in the Mortgage, shall have been discharged;

            (x) an appraisal of the Project Site by an appraiser acceptable to the Bank indicating the fair market value of the Project Site and prepared in form and substance satisfactory to the Bank;

            (xi) a Phase I environmental audit/assessment of the Project Site, by an environmental engineering firm acceptable to the Bank, to determine the presence of absence or absence of environmental contamination;

            (xii) title insurance covering the real property of the Project any and all improvements thereto in form and substance satisfactory to the Bank;

            (xiii) such other documents, instruments, approvals (and, if requested by the Bank, certified duplicates of executed copies thereof) or opinions as the Bank may reasonably request; and

            (xiv) a nonrefundable fee for issuing the Letter of Credit in the amount of $7,788.00.

            (b) the Indenture shall be in full force and effect; and

            (c) all conditions precedent to the issuance of the Bonds shall have occurred.

            SECTION 4.03 Additional Conditions Precedent. The following statements shall be true and correct on the Date of Issuance and the Bank shall have received upon request a certificate signed by a duly authorized officer or person of the Company dated such date, stating that:

                  (i) the representations and warranties contained in Article VI of this Agreement applicable to such party are correct on and as of such date as though made on and as of such date; and

                  (ii) no Default or Event of Default has occurred and is
            continuing, or would result from the issuance of the Letter of Credit.

                                    ARTICLE V

                              OBLIGATIONS ABSOLUTE

      SECTION 5.01 The Obligations of the Company. The Obligations of the Company under this Agreement shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances:

            (a) any lack of validity or enforceability of the Letter of Credit, the Bonds or any other Related Document;

            (b) any amendment or waiver of or any consent to departure from all or any of the Related Documents;

            (c) the existence of any claim, set-off, defense or other rights which the Company, may have at any time against the Issuer, the Trustee, the Remarketing Agent, any holder of a Bond, any beneficiary or any transferee of the Letter of Credit (or any persons or entities for whom the Trustee, any such beneficiary or any such transferee may be acting), the Bank or any other person or entity, whether in connection with this Agreement, any of the Related Documents or any unrelated transaction;

            (d) any statement or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

            (e) payment by the Bank under the Letter of Credit against presentation of a sight draft or certificate which does not comply with the terms of the Letter of Credit provided that such payment shall not have constituted negligence or misconduct of the Bank; and

            (f) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, provided that such other circumstance or happening shall not have been the result of negligence or misconduct of the Bank.

      SECTION 5.02. No Waiver By The Company. The Company's satisfaction of its Obligations to the Bank in accordance with the foregoing section 5.01 shall not be construed as a waiver of any right that the Company may have against the Bank, including any right that the company might have against the Bank which is enumerated in
Section 5.0l(c) above.

                                   ARTICLE VI

                         REPRESENTATIONS AND-WARRANTIES

      SECTION 6.01 Representations and Warranties of the Company. The Company represents and warrants as follows:

      (a) Organization; Power; Qualification; Subsidiaries. The Company and each Subsidiary of the Company are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation, have the corporate power and authority to own their respective properties and to carry on their respective businesses as now being and hereafter proposed to be conducted and are duly qualified and are in good standing as foreign corporations, and authorized to do business, in all jurisdictions in which the character of their respective properties or the nature of their respective businesses requires such qualification or authorization, except for qualifications and authorizations the lack of which, singly or in the aggregate, has not had and will not have a Materially Adverse Effect upon the Company and its Consolidated Subsidiaries taken as a whole.
Schedule 6.01 (a) is a complete and correct list of all Subsidiaries of the Company as of the Agreement Date, with all Consolidated Subsidiaries of the Company being identified as such. The Company owns, with unrestricted right to vote, all of the issued and outstanding shares of the capital stock of each such Subsidiary to the extent set forth in such Schedule and all such shares of capital stock have been duly authorized and issued and are fully paid and nonassessable.

      (b) Authorization of Agreement and Related Documents. the company has the corporate power, and has taken all necessary corporate (including stockholder, if necessary) action to authorize it, to borrow hereunder and to execute, deliver and perform its obligations under this Agreement and each of the Related Documents to which It is a party or by which it is bound in accordance with their respective terms. This Agreement has been duly executed and delivered by the duly authorized officers of the Company and is, and each of the Related Documents to which it is a party or by which it is bound when executed and delivered will be a legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as such enforceability may be limited by (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally; and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      (c) Compliance of Agreement and Related Documents and with Code of Regulations, etc. The execution, delivery and performance of this Agreement and each of the Related Documents to which the Company is a party or by which it is bound in accordance with their respective terms and the borrowings hereunder (and the application of the proceeds thereof) do not and will not (i) contravene the Company's articles of incorporation or code of regulations, (ii) require any consent or approval of any creditor of the Company that has not been obtained and is not listed on Schedule 6.01(c), (iii) require any Governmental Approval, or any consent or approval of the stockholders of the Company or of any of its Subsidiaries, that has not been obtained and is not listed on, and a copy of which (certified in the case of Governmental Approvals) is not attached to,
Schedule 6.01(c), (iv) violate or conflict with, result in a breach of, or constitute a default under, (A) any contract (except a contract for the sale or purchase of raw materials and supplies used in the ordinary course of business) evidencing any transfer of value of $100,000 or more to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties may be bound or (B) any Applicable Law or (v) result in or require the creation or imposition of any Lien upon any assets of the Company or any of its Consolidated Subsidiaries. In connection with clause 6.01(c) (iv) hereof, the Company hereby represents and warrants that, to the best of its knowledge. no contract evidencing a transfer of value of less than $100,000 to which the Company or its Subsidiaries is a party or by which any of them or any of their respective properties may be bound will violate or conflict with, result in a breach of or the execution, delivery and performance of this Agreement or any of the Related Documents.

      (d) Regulatory Approvals. All authorizations and approvals necessary for the Company to enter into this Agreement and the Related Documents to which it is a party or by which it is bound and perform the transactions contemplated hereby and thereby have been obtained and remain in full force and effect and are subject to no further administrative or judicial review. No other authorization or approval or other action by, and no notice to or filing with, any. governmental authority or regulatory body is required for the due execution, delivery and performance by the Company of this Agreement or the Related Documents to which it is a party or be which it is bound.

      (e) Business. Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock as defined in Regulations U and X of the Board of Governors of the Federal Reserve System. Neither the Company nor any of its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

      (f) Compliance with Law. The Company and each of its Subsidiaries is in compliance with all Applicable Law, including all Governmental Approvals except for non-compliances that singly or in the aggregate have not had and will not have a Materially Adverse Effect on the Company and its Subsidiaries taken as a whole or on the Company's obligations pursuant to this Agreement.

      (g) Litigation. Except as set forth on Schedule 6.01(g), there are not, in any court or before any arbitrator of any kind or before or by any governmental or non-governmental body, any actions, suits or proceedings, pending or threatened (nor, is there any basis therefor) against or in any other way relating to or affecting (i) the Company or any Subsidiary of the Company or the business or any property of the Company or any Subsidiary of the Company, except actions, suits or proceedings that, if adversely determined, would not, singly or in the aggregate, have a Materially Adverse Effect on the Company and its Consolidated Subsidiaries taken as a whole, or (ii) this Agreement or any Related Document. In determining whether any suit, action, or proceeding will have a Materially Adverse Effect on the Company, this Agreement or any related Document, the Bank shall consider, among other things, any insurance coverage held by the Company.

      (h) Financial Statements. (A) The Company has furnished to the Bank copies of the audited balance sheets of the Company and its Subsidiaries as at November 30, 1991 and the related audited statements of income, stockholder's equity and changes in financial position as at such date as reported on by Ernst & Young, each certified by the Treasurer or Chief Financial Officer of the Company, to be, in his opinion, in compliance with the next succeeding sentence. Such Consolidated financial statements present fairly the revenues and expenses and the financial position of the Company and its Subsidiaries as at November 30, 1991. Except as disclosed or reflected in such statements, as at November 30, 1991, the Company and its Subsidiaries had no liabilities, contingent or otherwise, and there were no unrealized or anticipated losses of either the Company and its Subsidiaries which individually or in the aggregate may have a Materially Adverse Effect on the Company or its obligations pursuant to this Agreement or any Related Document.

      (B) The Company has furnished to the Bank copies of its 10-Q Report dated September 30, 1992 prepared in accordance with the rules and regulations of the Securities and Exchange Commission. Such 10-Q Report presents fairly the financial position of the Company as of September 30, 1992. Except as reflected in such 10-Q. Report dated September 30, 1992, the Company had no liabilities, contingent or otherwise, and there were no unrealized or anticipated losses of the Company which may have a materially Adverse Effect on the Company.

      (i) Absence of Defaults. No Default or Event of Default has occurred and is continuing, and no defaults by the Company or any of its Subsidiaries exist under any contracts or Applicable Law, except for defaults that, singly or in the aggregate, have not had and will not have a Materially Adverse Effect on the Company and its Subsidiaries taken as a whole or on the Company's ability to perform its obligations pursuant to this Agreement.

      (j) Accuracy and Completeness of Information. All information, reports and other papers and data furnished by the Company and its Subsidiaries to the Bank were, at the time the same were so furnished, complete and correct in all material respects, to the extent necessary to give the recipient true and accurate knowledge of the subject matter. No document furnished or other written statement made to the Bank by the Company and its Subsidiaries in connection with the negotiation, preparation or execution of this Agreement or the Related Documents to which the Company is a party or by which it is bound contains or will contain any untrue statement of a fact material to the creditworthiness of the Company or its Subsidiaries or omits or will omit to state such a material fact necessary in order to make the statements contained therein not misleading.

      (k) Collateral Security. The provisions of the Indenture, this Agreement and the Mortgage are effective to create in favor of the Bank a legal, valid and enforceable first-priority pledge, security interest and lien in all of the Company's interest in (i) the Funds Collateral (subject only to the rights of the Trustee and the holders of the Bonds under the Indenture), (ii) the Pledged Bonds upon the delivery of the Pledged Bonds to the Bank or its agent and (iii) the Project, subject however in the case of the Project, to Permitted Encumbrances (as such term is defined in the Mortgage). The Director of Development of the State of Ohio shall also share a first-priority security interest in the Project in accordance with the terms and conditions of the Mortgage and as described in the Preliminary Statement.

      (1) Pledged Bonds. The Company has, and on the date of delivery to the Bank of any Pledged Bonds will have, full power, authority and legal right to pledge all of its right, title and interest in and to the Pledged Bonds pursuant to this Agreement.

      (m) Taxes. All Tax returns of the Company and its Subsidiaries required by Applicable Law to be filed have been duly filed, and all Taxes upon the Company or its Subsidiaries or any of its or their assets, revenues, income or profits which are due and payable have been paid, except any such Tax (a) payment of which the Company or such Subsidiary is contesting in good faith be appropriate proceedings and for which adequate reserves have been provided on the appropriate books or (b) the non-payment of which will not have a Materially Adverse Effect on the Company and its Subsidiaries taken as a whole.

      (n) ERISA. Each Plan of the Company and Affiliate of the Company is in compliance with ERISA in all material respects. No material liability to the PBGC or to a Multiemployer Plan has been, or is expected by the Company or any of its Affiliates to be, incurred by the Company or any of its Affiliates.

      (o) Burdensome Provisions. To the knowledge of the Company, neither the Company nor any Subsidiary of the Company is a party to or bound by any contract or Applicable Law, that could have a Materially Adverse Effect on the Company and its Consolidated Subsidiaries taken as a whole.

      (p) No Adverse Change. Since September 30, 1992 no materially adverse change in the business, assets, liabilities, financial condition, results of obligations or business prospects of the Company or any Subsidiary of the Company has occurred, and no event has occurred or failed to occur, which has had or may have, either alone or in conjunction with all other such events and failures, a Materially Adverse Effect on the Company and its Consolidated Subsidiaries taken as a whole or on this Agreement or any Related Document.

      (q) No Adverse Fact. No fact or circumstance is known to the Company, as of the Date of Issuance, which, either alone or in conjunction with all other such facts and circumstances, has had or might in the future have (so far as the Company can foresee) a Materially Adverse Effect upon the Company and its Consolidated Subsidiaries taken as a whole or on this Agreement or any Related Document which has not been set forth or referred to in the financial statements referred to in Section 6.01(g) or in a writing specifically captioned "Disclosure Statement" and delivered to the Bank prior to the Date of Issuance. If a fact or circumstance disclosed in such financial statements or Disclosure Statement, or if an action, suit or proceeding disclosed in Schedule 6.01(g), should in the future have a Materially Adverse Effect upon the Company and its Consolidated Subsidiaries taken as a whole, or upon this Agreement or any Related Document, such Materially Adverse Effect shall be a change or event subject to Section 6.01(p) notwithstanding such disclosure.

      (r) Environmental Compliance. The Company is in substantial compliance with all Environmental Laws with respect to the Project. No litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or threatened against the Company, on the Project. No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or has occurred, on, under or to the Project, in violation of any Environmental Law. As used in this Section, "litigation or proceeding" means any demand, claim notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by a governmental authority or other person.

      SECTION 6.02. Survival of Representations and Warranties, Etc. In addition to the representations and warranties set forth in this Agreement, all statements contained in any certificate, financial statement or other instrument required to be delivered as a condition to the issuance of the Letter of Credit or required to be delivered from time to time under Articles VI and VII of this Agreement by or on behalf of the Company (including but not limited to any such made in or in connection with any amendment hereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made and shall be true at and as of the Date of Issuance, except that any representation and warranty specifically referring to the Date of Issuance shall, when made at a later time pursuant to this Section 6.03, be required to be true only as of the Date of Issuance. Wherever a representation and warranty made under this Agreement refers to a Schedule or amended Schedule, it shall be deemed to refer to the Schedule attached hereto or, if one or more amended Schedules have been furnished, the amended Schedule most recently so furnished prior to the date as of which the representations and warrants is made, and the later delivery of an amended Schedule shall not effect a correction of any representation and warranty which was incorrect or untrue when made.

                                  ARTICLE VII

                             AFFIRMATIVE COVENANTS

      SECTION 7.01 Affirmative Covenants. From the Date of Issuance and until the Termination Date and payment in full of all amounts payable hereunder, the Company shall and shall cause its Subsidiaries to:


      (a) Preservation of Existence and Properties; Scope of Business; Compliance with Law; Payment of Taxes and Claims. (i) Except as otherwise permitted by Section 8.01(c), preserve and maintain its corporate existence and all of its other franchises, licenses, rights and privileges, (ii) preserve, protect and obtain all Patents and preserve and maintain in good repair, working order and condition and all other properties, required for the conduct of its business, (iii) engage primarily in business substantially related to turf and golf course care and maintenance, (iv) comply with all Applicable Laws, and (v) pay or discharge when due all Taxes and all claims which might become a Lien on any of its properties, except that this Section 7.01 (other than clauses (i), in so far as it requires the Company and its Subsidiaries to preserve their respective corporate existences, and (iii)) shall not apply in any circumstance where non-compliance, together with all other noncompliances, will not have a Materially Adverse Effect on the Company and its Subsidiaries, taken as a whole.

      (b) Accounting Methods and Financial Records. Maintain a system of accounting and keep such books, records and accounts (which shall be true and complete), as may be required or necessary to permit the preparation of financial statements in accordance with generally accepted accounting principles.

      (c) Insurance. Keep itself and all of its insurable properties insured at all times to such extent, by such insurers and against such hazards and liabilities as is generally and prudently done by like businesses. The Company will forthwith upon the Bank's request, furnish to the Bank such information about the Company's insurance as the Bank may from time to time reasonably request, which information shall be prepared in form and substance satisfactory to the Bank and certified by an officer of the Company.

      (d) Visits and Inspections. Permit representatives (whether or not officers or employees) of the Bank, from time to time, as often as may be reasonably requested, but only during normal business hours, to (i) visit and inspect any of its properties, (ii) inspect and make extracts from its books and records, including but not limited to management letters prepared by its independent accountants, and (iii) discuss with its principal officers, and its independent accountants, its businesses, assets, liabilities, financial conditions, results of operations and business prospects.

      (e) Compliance with ERISA. Maintain each Plan as to which it may have any liability in compliance in all material respects with the applicable provisions of ERISA and the regulations and published interpretations thereunder, the failure to comply with which could subject it to any tax or penalty which tax or penalty, taken together with all other taxes and penalties which could be assessed against it by reason of all other non-compliances, would have a Materially Adverse Effect on it.

      (f) Interest on Indebtedness. Pay, or cause to be paid, the principal of, and premium, if any, and interest on, any indebtedness thereof for borrowed monies at the times and in the manner specified in the agreements regarding such indebtedness; provided, however, that it shall not be required to pay, or cause to be paid, any such principal of, and premium, if any, and interest on any such indebtedness so long as the legality thereof shall be contested in good faith and by appropriate proceedings an other acts and it shall set aside on its books adequate reserves with respect thereto.

      (g) No Default. Make all payments and comply with all other terms, conditions and provisions on its part to be performed under, and not allow any default to exist or any right of termination to accrue under, this Agreement, the Related Documents or any other material agreement to which it shall be a party or by which it may be bound.

      (h) Maintenance of Properties. Maintain or cause to be maintained in good repair, working order and condition all properties from time to time used or useful in its business (whether owned or held under lease), and from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements, additions, betterments and improvements thereto.

      (i) Current Ratio. Maintain a minimum Current Ratio of 2.0 to 1.0 for any twelve month period ending on the last day of any fiscal quarter of the Company.

      (j) Minimum Working Capital. Maintain minimum Working Capital of at least $40,000,000 at the end of each fiscal quarter.

      (k) Judgments. Notify promptly the Bank of any unsatisfied judgments or orders for the payment of money entered against the Company by any court or any warrants of attachment or execution or similar process shall be issued or levied against property of the Company which in the aggregate exceed $1,000,000. In the case where the Company has become obligated hereunder to give the Bank notice of and adjustments, orders, warrants or other process in excess of $1,000,000 in the aggregate, the Company shall thereafter notify promptly the Bank each time any judgments or orders for the payment of money entered against the Company by any court or any warrants or attachment or execution or similar process which shall be issued or levied against the property or the Company equaling $100,000 in the aggregate have accumulated.

      (1) Notice of Construction in Flood Hazard Area. If, for any reason, the Company shall intend to make any improvement to the Project Site which improvement shall be located in an area designated by the Secretary to the United States Department of Housing and Urban Development as an area having special flood hazards, then the Company shall notify the Bank of said intention no fewer than 30 days prior to the commencement of the construction of said improvement.

      (m) Environmental Covenants. (i) Cause all activities at the Project during the term of this Agreement to be conducted in substantial compliance with all Environmental Laws. The Company will cause permits, licenses or approvals to be obtained and will cause all notifications to be made, as required by Environmental Laws, and will, at all times, cause substantial compliance with the terms and conditions of any such approvals or notifications. During the term of this Agreement, if requested by the Bank, the Company will provide to the Bank copies of (1) applications or other materials submitted to any governmental agency in compliance with Environmental Laws applicable to the Project, (2) any notifications submitted to any person pursuant to Environmental

Laws applicable to the Project, (3) any permit, license, approval, amendment or modification thereto granted pursuant to Environmental Laws applicable to the Project, (4) any record or manifest required to be maintained pursuant to Environmental Laws applicable to the Project, and (5) any correspondence, notice of violation, summons, order, complaint or other document received by the Company its lessees, sublessees or assigns, pertaining to compliance with any Environmental Laws applicable to the Project.

      (ii) The Company hereby agrees to indemnify and to hold harmless the Bank of, from and against any and all expense, loss or liability suffered by the Bank by reason of the Company's breach of any of the provisions of Section 6.01(s) or this Section including (but not limited to) (1) any and all expense that the Bank may incur in complying with any Environmental Laws; (2) any and all fines, penalties or other sanctions (including a voiding of any transfer of the Project) assessed upon the Bank by reason of a failure of the Company to have complied with Environmental Laws; (3) any and all loss of value of the Project by reason of failure to comply with Environmental Laws but not to exceed the amount available to be drawn under the Letter of Credit; and (4) any and all legal and professional fees and costs incurred by the Bank in connection with the foregoing.

                                  ARTICLE VIII

                               NEGATIVE COVENANTS

      SECTION 8.01 Negative Covenants. From the Date of Issuance and until the Termination Date and payment in full of all amounts payable hereunder, the Company shall not, nor shall the Company allow its Subsidiaries to:

      (a) Liens. Create, assume or incur, or permit or suffer to exist or to be created, assumed or incurred, any Lien upon any of its properties or assets of any character, whether now owned or hereafter with the other indebtedness secured thereby, and the holder of such other indebtedness, by accepting such Lien, shall be deemed to have agreed thereto and to share with the Bank, on that basis, the proceeds of such Lien, whether or not the Bank's security interest shall be perfected, provided further, however, that notwithstanding such equal and ratable securing and sharing, the existence of such Lien shall constitute a default in the performance or observance of this Section 8.01.

      (b) Guaranties. Become or remain liable with respect to any Guaranties of any Debt or Liability of any other Person such that the total amount guaranteed by the Company at any one time with respect to all Guaranties exceeds $500,000.00 in aggregate, except that this Section 8.01 shall not apply to Permitted Guaranties.

      (c) Merger Consolidation and Sale of Assets. (i) Merge or consolidate with any Person, except that, if after giving effect thereto no Default would exist, this Section 8.01 shall not apply to (A) any merger or consolidation involving the Company or any Subsidiary of the Company provided that the Company or such Subsidiary, as the case may be, shall be the continuing Person, (B) any merger or consolidation of any Subsidiary of the Company with any one or more other Subsidiaries of the Company, (C) any merger or consolidation with any Person approved in writing prior to such merger or consolidation by the Bank and (D) any merger or consolidation with any Person having a cost to the Company of less than $2,000,000; which such merger or consolidation shall not require the approval of the Bank, or (ii) sell, lease, transfer or otherwise dispose of any assets, except that this Section 8.01 shall not apply to (A) any disposition of assets in the ordinary course of business and (B) any disposition of and obsolete or retired property not used or useful in the Company's business.

      (d) Transactions with Affiliates. Effect any transaction (except a transaction in the ordinary course of business) with any Affiliate on a basis less favorable to the Company or any Subsidiary than would be the case if such transaction had been effected with a Person not an Affiliate.

      (e) Indebtedness. Create, assume, incur or otherwise become obligated in respect of any Indebtedness (other than the Bonds) except:

            (i) Indebtedness outstanding on the Agreement Date and set forth in
Schedule 1.10(b) hereto;

            (ii) Unsecured Indebtedness incurred after the Agreement Date to financial institutions; provided that after giving effect to the incurrence of such Indebtedness no Default or Event of Default would occur and be continuing;

            (iii) Indebtedness for Taxes that (A) have accrued but are not yet due and payable and (B) are due and payable but which payment is being contested in good faith by appropriate proceedings and for which adequate reserves have been provided on the appropriate books;

            (iv) Intercompany Indebtedness; and

            (v) Indebtedness represented by Current Liabilities created assumed or incurred in the ordinary course of business.

      (f) Amendments. Unless the Bank shall otherwise consent in writing, which consent shall not be unreasonably withheld, agree to enter into or consent to any amendments of, or accept the benefit of any waivers of any provision of the Related Documents which affect any rights or obligations of the Bank.

      (g) ERISA. (i) Voluntarily terminate any Plan maintained for employees of the Company or any Subsidiary of the Company so as to result in any liability of the Company or any Subsidiary of the Company to the PBGC or (ii) enter into any Prohibited Transaction (as defined in Section 4975 of the Code, and in ERISA) involving any Plan which results in any liability of the Company or any Subsidiary of the Company, (iii) cause any occurrence of any Reportable Event (as defined in Title IV of ERISA) which results in any liability of the Company or any Subsidiary of the Company or PBGC or (iv) allow or suffer to exist any other event or condition known to the Company or any Subsidiary or the Company which results in liability of the Company or any Subsidiary of the Company to PBGC, the results of which with respect to clauses (i), (ii), (iii) and (iv) above may have a Materially Adverse Effect on the ability of the Company to perform its obligations under the terms of this Agreement.

      (h) Leverage Ratio. Suffer or permit the ratio of aggregate unpaid principal balance of its Funded Indebtedness (other than Subordinated Indebtedness, if any, and other than the Revolving Loans) at the end of each fiscal quarter to the sum of its Net Worth plus its Subordinated Indebtedness, if any, to be greater than that specified for the period set forth below:

     Period                                     Ratio
     ------                                     -----
Agreement Date to
December 30, 1992                             2.5 to 1.0

December 31, 1992                             2.0 to 1.0

January 1, 1993 to
December 30, 1993                             2.3 to 1.0

December 31, 1993                             1.8 to 1.0

January 1, 1994 and
thereafter                                    2.1 to 1.0

      (i) Ratio of EBIT to Interest Expense. Permit its ratio of EBIT to interest expense to be less than 1.5 to 1.0 for any twelve month period ending on the last day if any fiscal quarter of the Company.

      (j) Restricted Payments. Declare or make any Restricted Payment, except that this Section 8.01 (j) shall not apply to any Restricted Payment if at the time of the declaration or making thereof, and immediately after giving effect thereto, a Default would not exist. This Section 8.01 (j) shall not prohibit the payment of a dividend that constitutes a Restricted Payment if such Restricted Payment is made within 45 days of the declaration thereof and such declaration was permitted at the time.

      (k) Net Worth. Suffer or permit the sum of its Net Worth plus Subordinated Indebtedness, if any, to be less than the required minimum in effect at the time in question.

            (i) The required minimum on and after the first day of each fiscal Year of Company shall be the starting figure for that year, except that the required minimum shall be permanently increased on the last day of each quarter-annual period by an amount equal to seventy percent (70%) of Company's net income, if any, for that period (with no deduction for any loss);

            (ii) The starting figure for each fiscal year shall be an amount equal to ninety percent (90%) of Company's Net Worth as at the end of the next preceding fiscal year.

                                   ARTICLE IX

                                  INFORMATION

      SECTION 9.01 Information to Be Furnished. The Company shall furnish to the Bank the following:

      (a) Quarterly Financial Statements. Within 60 days after the close of each of the first three quarterly accounting periods in each fiscal year of the Company, consolidated balance sheets of the Company and the Consolidated Subsidiaries as at the end of such quarterly period and the related consolidated statements of income and changes in financial position of the Company and the Consolidated Subsidiaries for the elapsed portion of the fiscal Year ended with the last day of such quarterly period, setting forth in each case in comparative form the figures for the corresponding periods of the previous fiscal year, each of which shall be accompanied by a certificate of the president or chief financial officer of the Company in the form of Schedule 9.01(a).

      (b) Audited Year-End Statements: No Default Certificate. Within 90 days after the end of each fiscal year of the Company consolidated balance sheets of the Company and the Consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and changes in financial position of the Company and the Consolidated Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, in each case reported on by Ernst & Young or other independent certified public accountants of recognized standing satisfactory to the Bank, whose report shall be unqualified as to scope and opinion. Together with such financial statements the Company shall deliver a certificate of such accountants addressed to the Bank (i) stating that (A) the Company is authorized to deliver such financial statements and their certifications thereof to the Bank pursuant to this Agreement and (B) they have caused this Agreement to be reviewed and that, in making the examination necessary for the certification of such financial statements, nothing has come to their attention to lead them to believe that any Default exists and, in particular, they have no knowledge of any Default under the provisions of Article VIII or, if such is not the case, specifying such Default and its nature, when it occurred and whether it is continuing and
(ii) having attached the calculations required to establish whether or not the Company and the Consolidated Subsidiaries were in compliance with the covenants contained in Sections 7.01(i) and (j), and 8.01(h), (i), (j) and (k).

      (c) Officer's Certificate. At the time the financial statements are furnished pursuant to Sections 9.01(a) and 9.01(b), a certificate of its president or chief financial officer, in the form of Schedule 9.01(c).

      (d) Additional Materials.

                  (i) Reports and Filings. As soon as practicable, copies of all such financial statements and reports as the Company shall send to its stockholders and of all registration statements and all regular or periodic reports which the Company shall file, or may be required to file, with the Securities and Exchange Commission or any successor commission.

                  (ii) Requested Materials. From time to time and promptly upon request of the Bank, (A) copies of all reports, if any, submitted to the Company or its board of directors by its independent certified public accountants, including without limitation any management report; (B) such data, certificates, reports, statements, opinions of counsel, documents and further information regarding this Agreement, any Related Document and the business, assets, liabilities, financial condition, results of operations or business prospects of the Company and the Subsidiaries as the Bank may request, in each case in form and substance and certified in a manner satisfactory to the Bank.

      (e) Notice of Defaults, Litigation and Other Matters. Prompt notice of:
(i) any Default; (ii) any Event of Default; (iii), the commencement of any actions, suits or proceedings or investigations in any court or before any arbitrator of any kind or by or before any governmental or non-governmental body against or in any other was relating adversely to, or affecting, the Company or any of its Subsidiaries or any of their respective businesses or properties, which, singly or in the aggregate, might have a Materially Adverse Effect on the Company and the Consolidated Subsidiaries taken as a whole; (iv) any amendment of the articles of incorporation or code of regulations of the Company; and (v) any Event of Taxability or event which, with the passage of time, could mature into an Event of Taxability.

      SECTION 9.02. Accuracy of Information.

      (a) Historical Information. The Company hereby represents and warrants to the Bank (i) that the financial statements and 10-Q Report listed on Schedule
9.02 (a) are complete and correct and present fairly, in accordance with generally accepted accounting principles consistently applied throughout the periods involved, the consolidated financial position of the Company and the Consolidated Subsidiaries as at their respective dates and the consolidated results of operations, cash flows and the changes in financial position of the Company and such Subsidiaries for the respective periods to which such statements relate, and (ii) that, except as disclosed or reflected in such 10-Q Report, as at September 30, 1992, neither the Company nor any Subsidiary has any liabilities, contingent or otherwise, and there were no unrealized or anticipated losses of the Company or any Subsidiary, which, singly or in the aggregate, have had or will have a Materially Adverse effect on the Company and the Consolidated Subsidiaries taken as a whole.

      (b) Future Information. All data, certificates, reports, statements, opinions of counsel, documents and other information furnished to the Bank pursuant to any provision of this Agreement or any Related Document or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement, shall, at the time the same are so furnished, but in the case of information dated as of a prior date, as of such date, (x) in the case of any such prepared in the ordinary course of business, be complete and correct in the light of the purpose prepared, and, in the case of any such request by the Bank, be complete and correct in all material respects to the extent necessary to give the Bank true and accurate knowledge of the subject matter thereof, (y) not contain any untrue statement of a material fact, and (z) not omit to state a material fact necessary in order to make the statements contained therein not misleading, and the furnishing of the same to the Bank shall constitute a representation and warranty by the Company made on the date the same are furnished to the Bank to the effect specified in clauses (x),
(y) and (z).

                                    ARTICLE X

                               EVENTS OF DEFAULT

      SECTION 10.01 Events of Default. Each of the following shall constitute an Event of Default, unless waived by the Bank in writing, whatever the reason for such event and whether it shall be voluntary or involuntary, or within or without the control of the Company, or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any governmental or non-governmental body:

      (a) any representation or warranty made by the Company under this Agreement, the Mortgage or any other Related Document shall at any time prove to have been incorrect or misleading in any material respect when made; or

      (b) the Company shall fail to pay when due (whether at maturity, by reason of acceleration or otherwise) any amount specified in paragraph (a) of Section
2.01 and any such failure shall remain unremedied for three Business Days; or

      (c) the Company shall fail to pay when due (whether at maturity, by reason of acceleration or otherwise) any amount specified in paragraph (b) or (d) of
Section 2.01 hereof and any such failure shall remain unremedied for five Business Days; or

      (d) the Company shall fail to perform or observe any covenants contained in Article III or Section 11.04 hereof or shall be in default under any other agreement with the Bank; or

      (e) the Company shall fail to perform or observe any term, covenant, condition or agreement contained or incorporated by reference in Article VII or
Article VIII herein (other than a term, covenant, condition or agreement a Default in the performance or observance of which is elsewhere in this Section specifically dealt with) and such failure shall remain unremedied for 10 Business Days; provided that, if the Company shall give the Bank prompt, written notice of a Default under Article VII or Article VIII before it matures into an Event of Default, the Company shall have 30 days to remedy any such default and such 30 day period shall begin to run upon the Bank's delivery to the Company of notice acknowledging the Default and granting of a 30 day remedy period; or

      (f) the Company shall fail to perform or observe any other term, covenant, condition or agreement contained or incorporated by reference herein (other than a term, covenant, condition or agreement a default in the performance or observance of which is elsewhere in this Section specifically dealt with) and any such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Company by the Bank; or

      (g) the Company shall fail to pay when due and payable, after giving effect to any applicable grace period, the principal of or interest on any Indebtedness in an aggregate amount over $ 1,000,000 (excluding Indebtedness under this Agreement) or the maturity of any such Indebtedness shall have been accelerated or have been required to be prepaid prior to the stated maturity thereof or any event shall have occurred and be continuing which with the passage of time or the giving of notice or both, would permit any holder or holders of such Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person so to accelerate such maturity, unless the Company's obligation to pay, or the acceleration or required prepayment of, such Indebtedness is being contested or any right of set-off is being asserted by the Company in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of the Company; or

      (h) (i) the Company shall (A) commence a voluntary case under the Federal bankruptcy laws (as now or hereafter in effect), (B) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts,
(C) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (D) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of a substantial part of its property, domestic or foreign, (E) admit in writing its inability to pay, or generally not be paying its debts as they become due, (F) make a general assignment for the benefit of creditors, or (G) take any corporate action for the purpose of effecting any of the foregoing; or (ii) a case or other proceeding shall be commenced against the Company in any court of competent jurisdiction seeking (A) relief under the Federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or
(B) the appointment of a trustee, receiver, custodian, liquidator or the like of the Company, or of all or any substantial part of the assets, domestic or foreign, of the Company, and such case or proceeding shall continue undismissed or unstayed for a period of 30 consecutive calendar days, or an order granting the relief requested in such case or proceeding against the Company
(including, but not limited to, an order for relief under such Federal bankruptcy laws) shall be entered; or

      (i) a judgment or order for the payment of money which is not fully covered by insurance shall be entered against the Company by any court or a warrant of attachment or execution or similar process shall be issued or levied against property of the Company which shall continue undischarged or unstayed for 60 consecutive calendar days, and which will cause a Materially Adverse effect on the Company, this Agreement or the Related Documents; or

      (j) (i) a Termination Event with respect to a Plan shall occur, (ii) any Person shall engage in any Prohibited Transaction involving any Plan, (iii) an Accumulated Funding Deficiency, whether or not waived, shall exist with respect to any Plan, (iv) the Company or any ERISA Affiliate shall be in "default" (as defined in Section 4219 (c) (5) of ERISA) with respect to payments due to a Multiemployer Plan resulting from the Company's or such Affiliate's complete or partial withdrawal (as described in Section 4203 or 4205 of ERISA) from such Plan, or (v) any other event or condition shall occur or exist with respect to a Single Employer Plan, which event or condition referred to in any of the clauses (i) through (v), together with all such other events or conditions at the time existing, would subject the Company, or any Subsidiaries of the Company to any Tax, penalty, Debt or Liability which has not been adequately provided or reserved for by the Company or such Subsidiary and which, alone or in the aggregate, would have a Materially Adverse Effect on the Company and its Subsidiaries taken as a whole; or

      (k) the Company or its Subsidiaries shall default in the payment when due (beyond any applicable grace period), on any material obligation, or in the performance or observance of, or the condition of any material contract unless such default, together with all other such defaults, has not had and will not have a Materially Adverse Effect on the Company and its Subsidiaries taken as a whole; or

      (1) any provision of this Agreement or of any of the Related Documents shall at any time for any reason cease to be valid and binding in accordance with its terms on the Company or shall be declared to be null and void, or the validity or enforceability thereof shall be contested by the Company or a proceeding shall be commenced by the Company seeking to establish the invalidity or unenforceability thereof, or the Company shall deny that it has any or further liability or obligation under this Agreement or under any of the Related Documents to which it is a party or by which it is bound; or

      (m) any "Event of Default" under and as defined in the Indenture or any of the Related Documents or any "Default" under and as defined in the Mortgage shall have occurred and be continuing and any applicable grace period shall have expired.

      SECTION 10.02 Remedies. If any Event of Default, other than an Event of Default under 10.01(h), shall occur and be continuing, the Bank may, in addition to enforcing all other rights and remedies available to it under Applicable Law, (i) upon notice to the Company, declare the obligation of the Bank to issue the Letter of Credit to be terminated, whereupon the same shall forthwith terminate, or if the Letter of Credit shall have been issued, give notice of such Event of Default to the Trustee in order that the Trustee may pursue the remedies available to it pursuant to Article IX of the Indenture, and (ii) upon notice to the Company declare all amounts, if any, not otherwise immediately due under this Agreement to be, and all such amounts shall thereupon become, due and payable to the Bank. Upon the occurrence of an Event of Default specified in Section 10.01(h), automatically and without any notice to the Company, the obligation of the Bank to issue the Letter of Credit shall be terminated, or if the Letter of Credit shall have been issued all amounts, if any, not otherwise immediately due under this Agreement shall be due and payable to the Bank. Presentment, demand, protest, or notice of any kind (other than the notice provided for in the first sentence of this Section 10.02) are expressly waived, anything in this Agreement to the contrary notwithstanding.

                                  ARTICLE XI

                                 MISCELLANEOUS

      SECTION 11.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement nor consent to any departure by the Company therefrom shall be effective unless the same shall be in writing and signed by the parties hereto and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

      SECTION 11.02 Addresses for Notices. All notices and other communications provided for hereunder shall be sent to all other parties hereunder and shall

      (a) (i) be by prepaid telex, telecopier or bank wire except that notices under Section 10.02 by the Bank may be by telephone, confirmed in writing (but the failure to give any such written confirmation shall not invalidate any such telephonic notice);

            (ii) be (x) by registered or certified mail, postage prepaid, return receipt requested, (y) delivered by hand or (z) where so specified, by telephone, confirmed in confirmation shall not invalidate any notice given as provided in this Section 11.02);

      (b) be given to the Person to whom addressed at the following respective addresses and telecopier, telex and telephone numbers:

            (i) if to the Company, to it at:

                        Lesco, Inc.
                        20005 Lake Road
                        Rocky River, Ohio 44116
                        Telecopier No.: (216) 333-7789
                        Telephone No.: (216) 333-9250
                        Attention: Daniel G. Dunstan,
                                   Chief Operating Officer
            with a copy to:

                        Arter & Hadden
                        1100 Huntington Building
                        Cleveland, Ohio 44115
                        Telecopier No.: (216) 696-2645
                        Telephone No.: (215) 696-1100
                        Attention: Stanley M. Fisher, Esquire

            (ii) if to the Bank, to it at:

                        Pittsburgh National Bank
                        3rd Floor Annex
                        237 Fifth Avenue
                        Pittsburgh, Pennsylvania 15222
                        Telecopier No.: (412) 762-5960
                        Telephone No.: (412) 762-2798
                        Attention: Letter of Credit Department

            with a copy to

                        Pittsburgh National Bank
                        1801 East 9th Street
                        Suite 715
                        Cleveland, Ohio 44114
                        Telecopier No.: (216) 348-8594
                        Telephone No.: (216) 781-9050

            (iii) if to the Trustee, to it at:

                        The Bank of New York
                        101 Barclay Street
                        21st Floor
                        New York, New York 10286
                        Telecopier No.: (212) 815-5915
                        Telephone No.: (212) 815-5367
                        Attention: Corporate Trust Department

or in any of the foregoing cases, at such other address or telecopier, telex or telephone number as the addressee may hereafter specify for the purpose in a notice to the other parties specifically captioned "Notice of Change of Address Pursuant to Section 11.02"; and

            (c) be effective (i) if given by mail, on the fifth Business Day after such communication is deposited in the mail, postage prepaid, addressed as above provided, (ii) if given by telex or telecopier, when such communication is transmitted to the appropriate number determined as above provided in this
Section 11.02 and the appropriate answer-back is received or receipt is otherwise acknowledged, (iii) if given by hand delivery, when delivered to the addressee at the address determined as provided in this Section 11.02, and (iv) if given by telephone, when communicated to the Person or to the holder of the office specified as the Person or officeholder to whose attention communications are to be given, or, in the case of telephonic notice by the Bank under Section 10.02, if such Person or officeholder is unavailable at the time, to either the Chairman or Treasurer of the Company.

      SECTION 11.03 Rights Cumulative. The rights and remedies of the Bank under this Agreement shall be cumulative and not exclusive of any rights or remedies which it would otherwise have, and no failure or delay by the Bank in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

      SECTION 11.04 Indemnification. The Company hereby indemnifies and holds harmless the Bank from and against any and all claims, damages, losses, liabilities, reasonable costs or expenses whatsoever which the Bank may incur (or which may be claimed against the Bank by any person or entity whatsoever) by reason of or in connection with the execution and delivery or transfer of, or payment or failure to pay under, the Letter of Credit; provided, that the Company shall not be required to indemnify the Bank for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (a) the misconduct or negligence of the Bank in determining whether a sight draft or certificate presented under the Letter of Credit complied with the terms of the Letter of Credit or (b) the Bank's negligence or failure to pay under the Letter of Credit after the presentation to it by the Trustee (or a successor Trustee under the Indenture to whom the Letter of Credit has been transferred in accordance with its terms) of a sight draft and certificate strictly complying with the terms and conditions of the Letter of Credit. Nothing in this Section 11.04 is intended to limit the reimbursement obligation of the Company contained in Section 2.01 hereof.

      SECTION 11.05 Continuing Obligation. This Agreement is a continuing obligation and shall (a) be binding upon the Company, the Bank, and their successors and assigns, and (b) inure to the benefit of and be enforceable by the Company and Bank and their successors, transferees and assigns; provided, that except as otherwise permitted by this Agreement, the Company may not assign all or any part of this Agreement without the prior written consent of the Bank.

      SECTION 11.06 Liability of the Bank. The Company shall hold the Bank harmless from the acts or omissions of the Trustee and any transferee of the Letter of Credit with respect to its use of the Letter of Credit; provided that this assumption with respect to the Bank is not intended to and shall not preclude the Company from


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
pursuing such rights and remedies as it may have against the Trustee under any other agreements. Neither the Bank nor any of its employees, officers or directors shall be liable or responsible for: (i) the use which may be made of the Letter of Credit or for any acts or omissions of the Trustee and any transferee in connection therewith; (ii) the validity, sufficiency or genuineness of documents, or of any endorsement(s) thereon, even if such documents should in fact prove to be in any or all respect invalid, insufficient, fraudulent or forged; (iii) payment by the Bank against presentation of documents which do not comply with the terms of the Letter of Credit, including but not limited to failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (iv) any other circumstances, whatsoever in making or failing to make payment under the Letter of Credit, except only that the Company shall have a claim against the Bank, and the Bank shall be, liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Company which the Company proves were caused by (A) the Bank misconduct or negligence in determining whether documents presented under the Letter of Credit comply with the terms of the Letter of Credit or (B) the Bank's willful or negligent failure to pay under the Letter of Credit after the presentation to it by the Trustee (or a successor Trustee under the Indenture to whom the Letter of Credit has been transferred in accordance with its terms) of a sight draft and certificate strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, the Bank may accept documents that appear on their face to be in order without responsibility for further investigation, regardless of any notice or information to the contrary; provided that, if the Bank shall receive written notification from the Trustee that sufficiently identifies (in the opinion of the Bank) documents to be presented to the Bank which are not to be honored, the Bank agrees that it will not honor such documents.

      SECTION 11.07 Costs, Expenses and Taxes. The Company agrees to pay on demand all costs and expenses, if any, in connection with the administration or enforcement of this Agreement and such other documents which may be delivered in connection with this Agreement. In addition, the Company shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and any recording of this Agreement and such other documents and agrees to save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

      SECTION 11.08 Waiver of Right of Set-Off; Limitation on Bank Collateral.
(a) In addition to any other right or remedy that the Bank may have by operation of law or otherwise, the Bank shall be entitled to exercise its banker's lien or right to setoff upon an Event of Default; provided, however, that the Bank hereby irrevocably waives any such right of setoff or banker's lien, and any other right that it may have at law or otherwise to exercise such banker's lien or right of setoff, 'in order to appropriate and apply to the payment of any and all of the obligations of the Company now or hereafter due in respect of the reimbursement obligation of the Company set forth in Section 2.01 of this Agreement with respect to the Letter of Credit, any balances, credits, deposits, accounts or moneys of the Company at any time with the Bank when and if there shall be a drawing under the Letter of Credit during the pendency of any proceeding by or against the Company, seeking relief in respect of the Company under Title 11 of the United States Code, as now constituted or hereafter amended; provided further, however, that such waiver shall cease to be operative, and such rights of the Bank shall be reinstated; if (i) it is determined by a court of competent jurisdiction that such reinstatement would not lead to the Bank being released, prevented or restrained from or delayed in fulfilling its obligations under the Letter of Credit and (ii) the exercise of such bankers lien or right of setoff would not constitute any payment (including pursuant to the Letter of Credit) to the Trustee a voidable preference payment under Federal bankruptcy law then in effect. For purposes of this paragraph of
Section 11.08 only, the term "Bank" shall include any bank to whom the Bank has sold a participation interest in the Letter of Credit.

      (b) The Bank hereby agrees that it will not at any time accept any collateral as security for the payment of the reimbursement obligation of the Company set forth in paragraph (a) of Section 2.01 hereof in addition to that contemplated by Article II and by the Mortgage unless provision is made prior to or simultaneously with the taking of such collateral security by the Bank for at least an equal and ratable security interest in such collateral security to be granted to the Trustee for the benefit of the holders from time to time of the Bonds.

      SECTION 11.09 Severability any provision of this Agreement which is prohibited or unenforceable in any jurisdiction, be ineffective to the extent of such prohibition or unenforceabilty without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction and the remaining portion of such provision and all other remaining provisions will be construed to render them enforceable to the fullest extent.

      SECTION 11.10. Consent to Jurisdiction; Venue; Waiver of Jury Trial. The Company hereby irrevocably (a) agrees that any suit, action or other legal proceeding arising out of or relating to this Agreement or the Letter of Credit may be brought in any federal or state court located in Pittsburgh, Pennsylvania and consents to the jurisdiction of such court in any such suit, action or proceeding and (b) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. The Company hereby irrevocably consents to the service of any and all process in any such suit, action or proceeding by mailing of copies of such process to the Company at its address provided under or pursuant to
Section 11.02. The Company agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. All mailings under this Section shall be by certified or registered mail, return receipt requested. Nothing in this Section shall affect the right of the Bank to serve legal process in any other manner permitted by law or affect the right of the Bank to bring any suit, action or proceeding against the Company or its property in the courts of any other jurisdiction. The Company and the Bank hereby waive the right to trial by jury in any action arising hereunder or under the Mortgage or otherwise in connection herewith.

      SECTION 11.11 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the Commonwealth of Pennsylvania without reference to its principles of conflicts of laws.

      SECTION 11.12 Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

      SECTION 11.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and shall be binding upon the parties, their successors and assigns.

      SECTION 11.14 Business Days. If any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing interest, if any, in connection with such payment.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or caused it to be executed and delivered by their duly authorized officers, all as of the day and year first above written.

ATTEST:                                  LESCO, INC.

By /s/ Kenneth Didion                    By /s/ Daniel G. Dunstan
   ----------------------------------       -----------------------------------
Title Treasurer                          Title Chief Operating Officer
      -------------------------------          --------------------------------


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
ATTEST:                                  PITTSBURGH NATIONAL BANK

By /s/                                   By /s/
   ----------------------------------       -----------------------------------
Title Vice President                     Title Vice President
      -------------------------------          --------------------------------


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